Exhibit 16.2

April 14, 2014

Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, DC 205949

Ladies and Gentlemen:

We have read the statements of Parametric Sound Corporation pertaining to our firm included under Item 4.01 of Form 8-K dated April 9, 2014, and agree with such statements as they pertain to our firm contained in the fourth paragraph and section (b) thereto. We are not in a position to agree or disagree with any other statements of the registrant contained therein.

Sincerely,

SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP